Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter and Full Year 2008 Financial Results

- Q4 Adjusted Earnings Reached $0.42 per Share, Excluding Pretax Charges -

- 2008 Adjusted Earnings Grew 24% to $1.60 per Share, Excluding Pretax Charges -

- 2008 EBITDA Before Stock Compensation Expense Grew 19% Excluding Pretax Charges -

- 2009 Outlook Calls for Constant Dollar Revenue Growth of 3-6% and Adj. Earnings Growth of 4-13% -

RESTON, Va. – March 2, 2009 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its fourth quarter 2008 results.

Henry H. Graham, Jr., CEO, commented, “2008 was a very strong year of achievement and execution for TNS despite the global economy and the effect of foreign currency.  Fourth quarter adjusted earnings exceeded our revised outlook as the impact to other income from foreign currency revaluation was less than previously anticipated.  Even with the fourth quarter revenue decrease, we generated $26 million in cash flow from operations, a testament to our high operating leverage model.  International Services Division revenue decreased through currency swings and transaction softness in certain countries, however our execution remained strong.  Financial Services Division revenue grew at a moderated pace as customers continued to upgrade bandwidth and we gained market share.  Telecommunication Services Division revenue decreased as growth in the cable vertical was more than offset by the impact of consolidation from traditional wireline customers.  In our POS division, while transaction softness and customer consolidation pressured revenue, our migration of CO-OP Financial Services’ ATM network continued to proceed well and, overall, we accelerated the number of broadband installations.”

Mr. Graham concluded, “We believe in 2009 TNS is well positioned to weather the current economic uncertainty.  Despite the economy, demand remains for our cost-effective and mission-critical solutions.  To counteract economic pressure, we are managing costs throughout the organization.  However, we will continue to make strategic investments that are crucial to our long term growth potential and market competitiveness.  We believe these growth-focused investments coupled with our strong balance sheet and competitive positioning, will help TNS emerge from this recession a stronger company.”

Total revenue for the fourth quarter of 2008 decreased 8.9% to $81.1 million from fourth quarter 2007 revenue of $89.0 million. On a constant dollar basis, revenue increased 0.1% to $89.1 million. Gross margin in the fourth quarter of 2008 was 52.9%, an increase of 50 basis points from fourth quarter 2007 gross margin of 52.4%.

Fourth quarter 2008 GAAP net loss was $1.0 million, or $(0.04) per share, versus fourth quarter 2007 GAAP net loss of $0.5 million, or $(0.02) per share.  Included in fourth quarter 2008 results are pre-tax charges associated with severance of $0.5 million, or $(0.01) per share.  Included in fourth quarter 2007 was a $0.9 million pre-tax charge, or $(0.02) per share, for severance as well as a $1.9 million benefit to the tax provision, or $0.08 per share, from more efficient international tax planning.  Excluding these items, fourth quarter 2008 net loss was $0.6 million, or $(0.03) per share, versus a net loss of $1.8 million, or $(0.08) per share, in fourth quarter 2007.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter of 2008 decreased 3.9% to $21.0 million versus $21.9 million for the fourth quarter of 2007.  Excluding the above-mentioned pre-tax severance charges from fourth quarter 2008 and 2007 results, EBITDA before stock compensation expense decreased 5.6% to $21.5 million versus $22.8 million.  On a constant dollar basis and excluding the above mentioned pre-tax severance charges, EBITDA before stock compensation expense for the fourth quarter of 2008 increased 9.6% to $25.0 million.

As previously reported, beginning in 2008 TNS lowered the tax rate used in the calculation of adjusted earnings to 20% from the 38% rate used previously (see “Financial Measures” below).  This 20% rate approximates the Company’s expected cash tax rate following changes implemented to align the Company’s tax structure more closely with its business operations.

Adjusted earnings, reported on the 20% tax rate for both periods, grew 5.0% to $10.2 million, or $0.40 per share, for the fourth quarter of 2008 compared to adjusted earnings of $9.7 million, or $0.40 per share, for the fourth quarter of 2007.  Excluding the above-mentioned severance charges from each period, adjusted earnings for the fourth quarter of 2008 increased 1.3% to $10.6 million, or $0.42 per share, from $10.5 million, or $0.43 per share, for the fourth quarter 2007.  On a constant dollar basis excluding the pre-tax severance charges, adjusted earnings for the fourth quarter of 2008 increased 22.1% to $12.6 million, or $0.50 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share calculated on both the 38% and the 20% tax rates, and excludes the fourth quarter 2008 and 2007 severance charges.

 (In millions, except per share and share amounts)

	Fourth Quarter 2008	Fourth Quarter 2007
	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$81.1	$89.0	(8.9)%	$89.0	(8.9)%

Calculation of adjusted earnings

Pretax adjusted earnings	$13.3	$13.1	1.3%	$13.1	1.3%
Taxes	$2.7	$2.6	1.3%	$5.0	(46.0)%
After tax adjusted earnings	$10.6	$10.5	1.3%	$8.1	30.8%
Earnings per share	$0.42	$0.43	(1.4)%	$0.33	27.2%
Weighted average diluted shares outstanding	25,285,390	24,603,577	2.8%	24,603,577	2.8%

Financial Review:

Fourth Quarter 2008

•                  Fourth quarter 2008 total revenue decreased 8.9% to $81.1 million from fourth quarter 2007 revenue of $89.0 million. Included in revenue are the following components:

•                  Revenue from the International Services Division decreased 13.3% to $35.0 million from fourth quarter 2007 revenue of $40.4 million.  The adverse affect of foreign currency translation was $8.0 million.  On a constant dollar basis, ISD revenue increased 6.3% primarily through higher revenue from sales of our card-not-present services and to a lesser extent from increased broadband connections from POS customers and additional connections from financial services customers.

•                  Revenue from the Financial Services Division increased 10.7% to $11.8 million from fourth quarter 2007 revenue of $10.7 million.  Revenues increased primarily through continued growth in the number of customer connections and endpoints and to a lesser extent from increases in the average revenue per endpoint from higher bandwidth installations.

•                  Revenue from the Telecommunication Services Division decreased 11.2% to $16.0 million from fourth quarter 2007 revenue of $18.0 million due to the loss of two customers’ caller ID business which was partially offset by growth in core SS7 network services from customers in the cable vertical.

•                  Revenue from the POS Division decreased 8.4% to $18.2 million on 1.24 billion transactions from $19.9 million in fourth quarter 2007 on 1.38 billion transactions.  The decrease in POS division revenue was primarily attributable to a decrease in transaction volumes, which we believe results from softness in the economy as well as the anniversary of a large customer moving traffic off our network in the fourth quarter last year, and a slight decrease in revenue per transaction, mainly resulting from consolidation in the industry.  This was partially offset by increased revenue generated from installations of managed broadband products.

•                  Fourth quarter 2008 gross margin increased 50 basis points to 52.9% from 52.4% in the fourth quarter of 2007.  On a constant dollar basis, fourth quarter gross margin increased 230 basis points to 54.7% from fourth quarter 2007’s level. The increase on a constant dollar basis relates to the increase in scale of ISD, TNS’ highest gross margin division.

Full Year 2008 Results

•                  Total revenue for the full year 2008 increased 5.7% to $344.0 million from $325.6 million in 2007.  The adverse effect of foreign exchange rates on revenue was $3.1 million on a year-over-year basis.  On a constant dollar basis, total revenue for the full year 2008 increased 6.6%.

•                  Gross margin in 2008 was 52.8%, an increase of 300 basis points from 2007 gross margin of 49.8%.  2008 gross margin improved primarily through increased contributions from ISD, the company’s highest gross margin division and to a lesser extent from an increase in TSD’s margin as a result of a shift in product mix towards our network based products and margin improvements in the POS division resulting from controlling supplier costs.

•                  GAAP net income for the full year 2008 was $3.5 million, or $0.14 per share, versus full year 2007 GAAP net loss of $2.8 million, or $(0.12) per share.  Included in operating expenses for 2008 is a $0.9 million, or $0.03 per share, pre-tax benefit associated with the settlement of a state sales tax liability and a pre-tax charge to earnings of approximately $1.2 million, or ($0.04) per share, for severance. Included in operating expenses for 2007 are pre-tax charges of approximately $3.0 million, or $(0.08) per share, for severance; a pre-tax charge of $1.5 million, or ($0.04) per share, related to the modification of the company’s outstanding restricted stock units related to the 2007 special dividend; and a $1.9 million, or $0.08 per share, tax provision benefit.   Excluding these items, 2008 net income was $3.6 million, or $0.14 per share versus a 2007 net loss of $1.9 million, or ($0.08) per share.

•                  EBITDA before stock compensation expense for 2008 increased 19.4% to $85.6 million from 2007 EBITDA before stock compensation expense of $71.7 million.  Excluding the pre-tax benefit associated with the settlement of a state sales tax liability and severance charges mentioned above, EBITDA before stock compensation expense increased 18.6% to $85.9 million from $74.7 million for 2007.  The adverse effect of foreign currency on 2008 EBITDA before stock compensation expense was $1.1 million on a year-over-year basis.

•                  Adjusted earnings for 2008 increased 32.7% to $40.0 million, or $1.59 per share, from $30.1 million, or $1.23 per share, for 2007.  Excluding the benefit from the settlement of a state sales tax liability and severance charges, adjusted earnings for 2008 was $40.2 million, or $1.60 per share, versus $32.5 million, or $1.33 per share, in 2007.

Outlook:

TNS’ Full Year 2009 outlook includes the following assumptions:

•                  Continued market share penetration in global POS and FSD and TSD by providing innovative value-added, cost-effective services in target markets

•                  An expectation of continued transaction volume softness and lengthening of new sales cycles; and

•                  Foreign currency translation impact of approximately $29 million to $30 million in revenue and approximately $0.30 in adjusted earnings per share based on certain assumptions about major currency rates, including:

•                  Pound sterling exchange rate of 1 to $1.45 USD

•                  Euro exchange rate of 1 to $1.29 USD

•                  Australian dollar exchange rate of 1 to $0.65 USD

 (In millions, except per share amounts)

	Full Year 2009	Full Year 2008	% Change	Full Year 2009 @ 2008 FX Rates	% Change @ 2008 FX Rates

Revenues	$324 - $334	$344.0	(4.1)% - (1.7)%	$353-$364	2.6% - 5.8%

After tax adjusted earnings	$36.2 - $39.4	$40.2	(10.0)% - (2.0)%	$41.7-$45.4	3.7% - 12.9%
Earnings per share	$1.33 - $1.48	$1.60	(11.9)% - (3.8)%	$1.63-$1.78	1.9% - 11.2%
Shares Outstanding	25.6	25.2	1.6%	25.6	1.6%

For the First Quarter of 2009, TNS anticipates:

(In millions, except per share amounts)

	First Quarter 2009	First Quarter 2008	% Change	First Quarter 2009 @ 2008 FX rates	% Change@ 2008 FX Rates

Revenues	$74 - $77	$84.1	(12.0)% - (8.5)%	$82 - $85	(2.5)% - 1.0%

After tax adjusted earnings	$6.1 - $7.1	$7.5	(19.2)% - (5.8)%	$8.1 - $9.1	7.1% - 20.6%
Earnings per share	$0.24 –$0.28	$0.30	(21.0)% - (7.8)%	$0.32 - $0.36	4.8% - 18.0%
Shares Outstanding	25.4	24.8	2.4%	25.4	2.4%

Please note that both the Full Year 2009 Outlook and the 2008 Full Year and First Quarter results exclude the non-recurring items previously disclosed.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Despite the impacts of foreign currency and the economy in the second half of 2008, TNS’ 2008 execution continued to be solid, generating $74 million in cash flow from operations, a 77% increase from 2007.  We used this cash flow to our advantage, doubling our cash on hand to approximately $39 million and prepaying a total of $27 million in long-term debt during the year.  Our improved liquidity increases our financial flexibility in the current environment.  For 2009, we will remain focused on the aspects of our business we can control: maintaining cost diligence and capital flexibility, consistent execution, and selectively investing to enhance our competitiveness and long-term growth.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 20% rate (2007: 38%).  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss fourth quarter 2008 results today, March 2, 2009, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-3523, passcode # 82279347. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available today at 8:00 p.m. Eastern Time through March 9, 2009, and can be accessed by dialing 617-801-6888, passcode # 48506721.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control such as fluctuations in foreign exchange rates ; the continuing impact of the current economic recession; the company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 17, 2008.  In addition, the statements in this press release are made as of March 2, 2009.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to March 2, 2009.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates

	703-453-8459	Jody Burfening/Carolyn Capaccio

	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December31,	December31,	December31,	December31,
	2008	2007	2008	2007
Revenues	$81,088	$89,000	$343,991	$325,564
Operating expenses:
Cost of network services	38,217	42,404	162,422	163,559
Engineering and development	7,029	7,679	29,149	27,626
Selling, general, and administrative	16,740	20,424	78,104	75,287
Depreciation and amortization of property and equipment	7,085	5,901	25,286	23,114
Amortization of intangible assets	7,407	7,291	25,734	25,656
Total operating expenses(1),(2),(3)	76,478	83,699	320,695	315,242

Income from operations	4,610	5,301	23,296	10,322
Interest expense	(2,138)	(4,167)	(10,868)	(16,655)
Other income and interest income	1,050	286	468	3,461
Income (loss) before income taxes, and equity in net loss of unconsolidated affiliates	3,522	1,420	12,896	(2,872)
Income tax provision (4)	(4,448)	(1,947)	(9,215)	(586)
Equity in net (loss) income of unconsolidated affiliates(5)	(108)	9	(201)	643
Net (loss) income	$(1,034)	$(518)	$3,480	$(2,815)
Basic and diluted earnings per share:
Basic net (loss) income per common share	$(0.04)	$(0.02)	$0.14	$(0.12)
Diluted net (loss) income per common share	$(0.04)	$(0.02)	$0.14	$(0.12)
Basic weighted average common shares outstanding	25,048,787	24,252,456	24,763,299	24,203,735
Diluted weighted average common shares outstanding	25,048,787	24,252,456	25,195,521	24,203,735

FOOTNOTES:

(1)

Included in operating expenses for the fourth quarters of 2008 and 2007 are pre-tax severance charges of $0.5 million, or ($0.01) per share, and $0.9 million, or ($0.02) per share, respectively. Included in operating expenses for the full year 2008 and 2007 are pre-tax severance charges of $1.2 million, or ($0.04) per share, and $3.0 million, or ($0.08) per share, respectively.

(2)

Included in the operating expenses for the full year 2007 is $1.5 million, or ($0.04) per share, related to modifications to the company’s outstanding restricted stock units as a result of the special dividend.

(3)	Included in operating expenses for the full year 2008 is a benefit related to the settlement of a sales tax liability of $0.9 million, or $0.03 per share.

(4)

Included in the income tax provision for the fourth quarter and for the full year of 2007 is a benefit of approximately $1.9 million or $0.08 per share related to the updated international tax planning strategy implemented by the Company.

(5)	Included in equity in net (loss) income of unconsolidated affiliates for 2007 is a pre-tax gain of $0.6 million, or $0.02 per share, on the sale of the Company’s WAY Systems investment.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$38,851	$17,805
Accounts receivable, net	69,501	75,112
Other current assets	12,121	15,517
Total current assets	120,473	108,434

Property and equipment, net	58,795	55,376
Goodwill and identifiable intangible assets, net	162,765	193,843
Other assets	19,881	25,445
Total assets	$361,914	$383,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$59,424	$57,069
Deferred revenue	16,360	18,521
Total current liabilities	75,784	75,590

Long-term debt, net of current portion	178,500	205,500
Other liabilities	4,815	9,736
Total liabilities	259,099	290,826

Total stockholders’ equity	102,815	92,272
Total liabilities and stockholders’ equity	$361,914	$383,098

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net (loss) income	$(1,034)	$(518)	$3,480	$(2,815)
Non-cash items	23,186	13,464	68,658	50,430
Working capital changes	3,371	(6,290)	1,874	(5,653)
Net cash provided by operating activities:	25,523	6,656	74,012	41,962
Purchases of property and equipment, net	(6,778)	(4,229)	(32,047)	(17,362)
Cash paid for business acquisitions, net of cash acquired	—	—	—	(4,166)
Sale of minority interests	—	—	—	888
Net cash used in investing activities:	(6,778)	(4,229)	(32,047)	(20,640)
Proceeds from issuance of long-term debt, net	—	—	—	221,949
Proceeds from tax benefits for share-based payments	—	277	—	277
Repayment of long-term debt	(2,000)	(5,000)	(27,000)	(142,813)
Payment of long-term debt financing costs	—	—	(75)	—
Proceeds from stock option exercise	—	28	9,589	78
Restricted cash	—	—	—	—
Payment of Special Cash Dividend - $4 per common share	—	—	—	(98,294)
Purchase of treasury stock	(243)	(209)	(2,162)	(929)
Net cash used in financing activities:	(2,243)	(4,904)	(19,648)	(19,732)
Effect of exchange rates on cash and cash equivalents	(668)	833	(1,271)	(1,107)
Net increase (decrease) in cash and cash equivalents	15,834	(1,644)	21,046	483
Cash and cash equivalents, beginning of period	23,017	19,449	17,805	17,322
Cash and cash equivalents, end of period	$38,851	$17,805	$38,851	$17,805

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
EBITDA before stock compensation expense:
Income from operations (GAAP)	$4,610	$5,301	$23,295	$10,322
Add back the following items:
Depreciation and amortization of property and equipment	7,085	5,901	25,286	23,114
Amortization of intangible assets	7,407	7,291	25,734	25,656
Stock compensation expense(6)	1,930	3,386	11,305	12,620
EBITDA before stock compensation expense(1),(2)	$21,032	$21,879	$85,620	$71,712

Adjusted Earnings:

Income (loss) before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$3,522	$1,420	$12,895	$(2,872)
Add back the following items:
Equity in net (loss) income of unconsolidated affiliates	(108)	9	(201)	643

Amortization of intangible assets	7,407	7,291	25,734	25,656
Other debt related costs	19	56	232	1,591
Stock compensation expense(5)	1,930	3,386	11,305	12,620
Adjusted earnings before income taxes	12,770	12,162	49,965	37,638
Income tax provision at 20% (2007: 38%)	2,554	4,621	9,993	14,302
Adjusted earnings(3),(4)	$10,216	$7,541	$39,972	$23,336

Weighted average common shares – diluted	25,285,390	24,603,577	25,195,521	24,319,586
Adjusted earnings per common share – diluted (6)	$0.40	$0.31	$1.59	$0.96

FOOTNOTES:

(1)	Excluding the pre-tax severance charges, EBITDA before stock compensation expense for the fourth quarters 2008 and 2007 was $21.5 million and $22.8 million respectively.

(2)

Excluding the pre-tax severance charges and the $0.9 million benefit related to the settlement of the sales tax liability, EBITDA before stock compensation expense for the full years 2008 and 2007 was $85.9 million, and $74.7 million, respectively.

(3)	Excluding the severance charges, adjusted earnings for the fourth quarters of 2008 and 2007 were $10.6 million, or $0.42 per share, and $8.1 million, or $0.33 per share, respectively.

(4)

Excluding the severance charges and the $0.9 million related to the settlement of the sales tax liability, adjusted earnings for the full year 2008 and 2007 were $40.2 million, or $1.60 per share, and $25.2 million, or $1.04 per share, respectively.

(5)

For the full year 2007 this amount includes approximately $1.5 million related to the modification of outstanding restricted stock units to allow for the right to receive a dividend equivalent payment.

(6)

Adjusted earnings per share for the fourth quarter 2007, based on the 20% new tax rate, were $0.31 per share and excluding the severance charges were $0.33 per share. Adjusted earnings per share for the full year 2007, based on the 20% new tax rate, were $1.23 per share and excluding the severance charge were $1.33 per share.

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